Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	FLIR Systems, Inc.	(“Company”)
27700A SW Parkway Avenue
Wilsonville, Oregon 97070

	Stephen M. Bailey	(“Executive”)
16740 SW Pinot Place
Hillsboro, Oregon 97123

EFFECTIVE DATE: January 1, 2008

RECITALS:

The Company wishes to obtain the services of Executive for the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.

Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” means Executive committed any one or more of the following: (i) willful gross misconduct in the performance of any material duties under this Agreement that results in material damage to the Company, and if such misconduct is susceptible of cure, the failure to effect such cure within 30 days after written notice from the Board and/or the Company’s Chief Executive Officer of such misconduct is given to Executive; (ii) material use of alcohol or illegal drugs which materially interferes with the performance of Executive’s duties hereunder and materially damages the Company; (iii) theft, embezzlement, fraud, misappropriation of funds, other willful acts of dishonesty or the willful and material violation of any material law, ethical rule or fiduciary duty relating to Executive’s employment by the Company that materially damages the Company; (iv) a felony or any act involving moral turpitude; (v) the willful and material violation of any confidentiality or proprietary rights agreement between Executive and the Company that materially damages the Company; or (vi) the willful and material violation of Company policy or procedure, or breach of any material provision of this Agreement, that materially damages the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within thirty (30) days after written notice from the Board and/or Chief Executive Officer of such violation or breach is given to Executive.

1.4 “Change of Control” means a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation.

1.5 “Disability” means for purposes of Section 4.4, the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of five (5) months, as determined by the Board. For purposes of Section 3.3, Disability means total and permanent disability as defined in Internal Revenue Code section 22(e)(3).

1.7 “FLIR” shall mean FLIR Systems, Inc., and its wholly owned subsidiaries.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive as Senior Vice President, Finance and Chief Financial Officer, and Executive accepts such employment.

2.2 Duties. Executive shall devote his full-time and best efforts to the Company and to fulfilling the duties of Chief Financial Officer, which shall include such duties as may from time to time be assigned him by the Board and Chief Executive Officer, provided that such duties are reasonably consistent with Executive’s education, experience and background. Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. Executive shall also be permitted to serve on outside boards, commissions and partnerships to the extent such service does not conflict with the provisions of this Agreement.

2.3 Term. The term of this Agreement shall be until January 1, 2010, unless earlier terminated in accordance with Article IV. This Agreement may be extended by mutual agreement of the parties.

ARTICLE III

COMPENSATION AND EXPENSES

3.1 Base Salary. For all services rendered under this Agreement during the term of Executive’s employment, the Company shall pay Executive a minimum annual Base Salary of $370,000 for 2008 and $400,000 for 2009.

3.2 Bonus. Executive shall be eligible for bonuses, incentive payments and other awards as determined by the Board or the Compensation Committee of the Board in accordance with the FLIR Systems, Inc. 2007 Executive Bonus Plan then in effect, as amended from time to time.

3.3 Stock Options. Executive shall annually be eligible for grants of options to purchase shares of FLIR stock, based upon achievement of objectives and for such quantity of options as determined by the Board. All such grants, including all past and future grants, shall be subject to the terms and conditions set forth in the option agreements between Executive and the Company associated with each such grant. In the event of any inconsistency between this Agreement and the option agreements, the terms and conditions of the option grants shall take precedence.

3.4 Vacation. Executive shall earn thirty (30) days of personal time off in 2008 and thirty (30) days of personal time off in 2009. Except as modified in this Agreement, Executive’s accrual, use of, and compensation for PTO shall be governed by the terms of FLIR’s employee handbook for Oregon.

3.5 Benefits. Executive shall be eligible to participate in all Company-sponsored health and welfare benefit plans as made available to other executives of the Company and notwithstanding any provision herein to the contrary, following termination the Company will pay Executive’s COBRA premiums for continuation of coverage in any Company-sponsored group health benefit plans for Executive and any of Executive’s dependents eligible to participate in the plans until the earlier of (a) 18 months, (b) such time as Executive obtains comparable benefits through employment or otherwise and (c) age 65.

3.6 Supplemental Employee Retirement Plan. The Company shall make all contributions to its Supplemental Employee Retirement Plan (“SERP”) on behalf of Executive for each plan year in accordance with the SERP then in effect, as amended from time to time.

3.7 Business Expenses. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

3.8 Taxes and Withholding. All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law. To the extent there is any tax consequence to Executive in connection with payment for work between two states, Executive’s Base Salary shall be grossed up to cover the tax consequence to Executive.

ARTICLE IV

EARLY TERMINATION

4.1 Early Termination. This Article sets forth the terms for early termination of this Executive’s employment with the Company.

4.2 Termination for Cause. The Company may terminate this Agreement and Executive’s employment for Cause immediately upon written notice from the Board and/or the Company’s Chief Executive Officer to Executive. In the event of termination for Cause pursuant to this Section 4.2, Executive shall be paid Executive’s Base Salary through the date of termination at the rate then in effect, and (without regard to any language that may be inconsistent in any option grant) for any option granted on or after the date of this Agreement Executive shall have the lesser of three (3) months from such termination or the remaining option term in which to exercise his vested stock options.

4.3 Termination Without Cause. Either Executive or the Company may terminate this Agreement and Executive’s employment without Cause on no less than thirty (30) days written notice to Board and/or Chief Executive Officer. In the event Executive terminates his employment without Cause pursuant to this Section 4.3, Executive shall be paid his base salary through the date of termination. In the event the Company terminates the Executive’s employment without Cause pursuant to this Section 4.3 except for a termination described in section 4.4, the Company shall pay to Executive: (i) continuation of Executive’s Base Salary in effect at the time of termination for a period of eighteen (18) months or for the duration of the remaining term of the Agreement, whichever is greater, in accordance with the Company’s regular payroll practices; (ii) all options and equity awards granted to Executive shall immediately vest; and (iii) Executive shall be entitled to an annual bonus (in lieu of any bonus for the year of termination otherwise set forth in Section 3.2) in an amount not less than sixty percent (60%) of one (1) year’s Base Salary, which amount shall be paid promptly at termination.

4.4 Termination Following Change of Control. If a Change of Control occurs during the term of this Agreement and Executive’s employment is terminated by the Company within sixty (60) days before or one hundred eighty (180) days after the Change of Control, Executive will be entitled to the benefits provided in this Section 4.4 unless such termination is (a) due to Executive’s death, (b) due to Disability as defined in Section 1.6, or (c) for Cause as defined in Section 1.3. In the event Executive becomes eligible for benefits under this Section 4.4, (i) all of Executive’s unvested options and equity awards will immediately vest and become exercisable and (ii) Executive will fully vest in the Company’s Supplemental Retirement Plan or any similar nonqualified pension plan then in existence. In addition, Executive will receive the following benefits, conditioned upon Executive’s signing a release of claims in a form satisfactory to the Company: a lump sum payment in an amount equal to two (2) times Executive’s average annual compensation received by Executive from the Company and includible in Executive’s gross income for federal income tax purposes for the two (2) most recent taxable years ending before the date upon which the Change of Control occurred, payable upon the later of thirty (30) days from the date Executive’s employment terminates or the expiration of any applicable revocation period under the release, but in no event later than March 15 of the year following the year in which the termination of employment occurs.

4.5 Termination in the Event of Death or Disability. In the event Executive’s employment terminates as a result of the death or Disability of Executive, the following provisions shall apply:

(a) In the event of Executive’s death, the Company shall pay all accrued wages owing through the date of termination, plus an amount equal to one year’s Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to the Company by Executive, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate. The amount shall be paid as a lump sum as soon as practicable following the Company’s receipt of notice of Executive’s death but in no event later than December 31 of the year of death if Executive dies between January 1 and October 31. If Executive dies in November or December, such payment shall be made in January of the year following the year of death.

(b) In the event of Disability, Base Salary shall be paid through the final day of the fifth (5th) month referenced in the definition of “Disability.”

4.6 Entire Termination Payment. The compensation provided for in this Article IV shall constitute Executive’s sole remedy for early termination of Executive’s employment. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and the Company or under any policy in effect at, preceding or following the date of termination except that, in the event that Executive’s employment terminates for any reason, the vested benefits accrued under tax-qualified retirement plans, if any, and the Supplemental Executive Retirement Plan (SERP) will be paid as such plans are ordinarily payable upon a termination of employment.

ARTICLE V

CONFLICT OF INTEREST

5.1 During the term of employment with the Company, Executive will engage in no activity or employment which may conflict with the interests of the Company, and will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.

ARTICLE VI

GENERAL PROVISIONS

6.1 Successors and Assigns. Except as otherwise provided in Article VI, This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third (3rd) business day thereafter or when it is actually received, whichever is sooner.

6.3 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.4 Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without regard to conflict of laws principles, and the State of Oregon shall be the exclusive jurisdiction for any action to interpret or enforce this Agreement.

6.5 Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation. This Section 6.5 shall not apply to any action to enforce Executive’s obligations under a confidentiality or proprietary rights agreement.

6.6 Indemnification. If Executive is made a party or identified as a witness to any threatened or pending action, suit, or proceeding (whether civil, criminal, administrative or investigative) in any matter concerning or relating to Executive’s service to or actions or omissions on behalf of the Company as an employee or agent thereof, then the Company shall, to the maximum extent permitted by law, and in addition to any such right granted to or available to Executive under the Company’s Charter, By-Laws or standing or other resolutions or agreements, defend, indemnify and hold Executive harmless against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. The Company shall, upon Executive’s request, promptly advance or pay any amounts for reasonable costs, charges, or expenses (including any legal fees and expenses incurred by Executive) subject to indemnification hereunder or in furtherance of such right, subject to a later determination as to Executive’s ultimate right to receive indemnification. Executive’s right to indemnification will survive until the expiration of all applicable statutes of limitations, without regard to the earlier cessation of Executive’s employment or any termination or expiration of this Agreement.

6.7 Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.

6.8 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.9 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.10 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.11 Section 409A. Any reimbursement of expenses under this Agreement (including, for example, under Section 3.7) shall occur not later than March 15 of the year following the year in which the expense was incurred. In the event Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at the time of the termination of Executive’s employment, any payments on termination due hereunder (other than accrued salary and vacation pay) will be deferred and paid, together with interest at eight percent (8%), in a lump sum six (6) months and one (1) day after the date of termination.

It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Internal Revenue Code and any guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, applied and (to the minimum extent necessary) amended so that it does not fail to meet, and is operated in accordance with, the requirements of that Section. Any reference in this Agreement to Section 409A of the Internal Revenue Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to that Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.12 Entire Agreement. Except as set forth in Section 3.3, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter; including the Change of Control agreement dated May 8, 2006. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

6.13 Status of Prior Executive Employment Agreement. The parties acknowledge that this Agreement constitutes an amendment and restatement of the prior Executive Employment Agreement between the Executive and the Company, with an effective date of January 1, 2007, and does not effect a termination of such prior Agreement.

6.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Signed this 27th day of February, 2008.

STEPHEN M. BAILEY	FLIR SYSTEMS, INC.

/s/ Stephen M. Bailey	By:	/s/ Angus Macdonald
	Title:	Chairman of the Compensation Committee